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                LINDBERGH-HAMMAR ASSOCIATES, INC.
                          P.O. BOX 1329
                    WEATHERFORD, TEXAS  76086
               PHONE 817-596-3400  FAX 817-596-3100



AUGUST 23, 1996



WASATCH PHARACEUTICAL, INC.
ATTN:  Gary V. Heesch
714 East 7200 South
Midvale, Utah  84047

Dear Mr. Heesch:

In response to our phone conversation on Friday, August 23 regarding your most recent response from the NASD, I must reluctantly rescind our agreement with Wasatch Pharmaceutical for failure to perform.

We were led to believe that Wasatch would be trading by now, and with that expectation, we have not pursued other opportunities to secure assets. This loss of time with Wasatch has caused Lindbergh-Hammer a significant reduction in revenue from lost premiums. We could accommodate Wasatch with answers to the last set of questions from the NASD, but there is no assurance that they will not continue with this line of questioning which would only cause us both more harm.

I know this is a disappointment for the folks in Wasatch, but it will let you concentrate on getting your approvals for trading. Not many medical technologies enjoy a position of leadership in a discipline of medicine with virtually no competition. So continue the good work and best of luck.

Sincerely,

/S/W.A. Gary, President






















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                   WASATCH PHARMACEUTICAL, INC>



August 27, 1996




Mr. W.A. Gary, President
Lindberg-Hammar Associates, Inc.
P.O. Box 1329
Weatherford, Texas  76086

Dear W.A.:

In response to your letter of August 23, we agree to accept your decision to terminate the agreement between Wasatch Pharmaceutical and Lindberg-Hammer.

Thank you for your patience, and we regret the inconvenience we have cause you.

Best Wishes,

/S/ Gary V. Heesch

714 East 7200 South
Midvale, Utah  84047
801-566-9688
801-566-9680